EXHIBIT 4.2.1

First Amendment
To The March 1, 1998
Note Agreement
Dated February 28, 2003

BUTLER MANUFACTURING COMPANY

FIRST AMENDMENT
TO NOTE AGREEMENT

$35,000,000 Principal Amount
6.57% Senior Notes
Due March 20, 2013

Dated as of February 28, 2003

To the Holder of Senior Notes
    of Butler Manufacturing Company
    Named in the Attached Schedule I

Ladies and Gentlemen:

     Reference is made to the Note Agreement dated as of March 1, 1998 among Butler Manufacturing Company (the “Company”) and the Purchaser named in Schedule I thereto (as amended, the “Note Agreement”), pursuant to which the Company issued $35,000,000 principal amount of its 6.57% Senior Notes due March 20, 2013 (the “Notes”). You are referred to herein as the “Holder.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Note Agreement.

     The Company has requested the modification of certain of the covenants and other provisions contained in the Note Agreement. In addition, the Company has recently entered into a Second Amendment to its Credit Agreement with the Banks pursuant to which it has agreed that, among other things, the obligations to the Banks under the Credit Agreement will be secured pursuant to certain security documents. Concurrently with the execution of this First Amendment, the Company is entering into a First Amendment to its Note Agreement dated as of June 1, 1994 with the noteholders party thereto (the “1994 Amendment”) and a First Amendment to its Note Purchase Agreement dated as of June 20, 2001 with the noteholders party thereto (“2001 Amendment”).

     The Holder is willing to grant an amendment on the terms and conditions set forth in this First Amendment.

     In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Holder agree as follows:

SECTION 5. AMENDMENTS

               5.1. Amendment of Section 1.1. Section 1.1 is amended to include the following after the third sentence thereof:

“The Notes will be secured until the Collateral Release Date pursuant to the Security Documents by a Lien on the Collateral in favor of the Collateral Agent appointed by the holders of the Notes, the holders of the Other Notes and the Banks under the Intercreditor Agreement.”

               5.2. Amendment of Section 2.1. Section 2.1(b) is amended to read in its entirety as follows:

"(b) In the event of a Change of Control Event, the Company, upon notice as provided below, shall offer to prepay the entire principal amount outstanding of the Notes at 100% of the principal amount thereof, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company shall give notice of any offer to prepay the Notes to each holder of the Notes within three Business Days after any executive officer has knowledge that a Change of Control Event is likely to occur and in any event not later than the date of such Change of Control Event. Such notice shall be certified by the principal accounting officer or principal financial officer and shall specify (i) the nature of the Change of Control Event, (ii) the date fixed for prepayment, which shall not be later than 30 calendar days following the Change of Control Event, (iii) the estimated date of the Change of Control Event, if it has not occurred, (iv) the accrued and unpaid interest applicable to the prepayment, (v) the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of prepayment), setting forth the details of such computation, and (vi) the date by which any holder of a Note that wishes to accept such offer must deliver notice thereof to the Company, which shall not be later than 10 calendar days prior to the date fixed for prepayment. Not earlier than seven calendar days prior to the date fixed for prepayment, the Company shall give written notice to each holder of the Notes of those holders who have given notices of acceptance of the Company’s offer, and the principal amount of Notes held by each, and thereafter any holder may change its response to the Company’s offer by written notice to such effect delivered to the Company not less than three calendar days prior to the date fixed for prepayment. Upon receipt by the Company of any non-revoked notice of acceptance from any holder within the required time period, the aggregate principal amount of Notes held by such holder shall become due and payable on the prepayment date. Failure of a holder to respond to a notice shall be deemed to be a rejection by such holder of the offer to prepay.”

               5.3. Amendment of Section 5.1.

5.3.1. Section 5.1 is amended to include the following defined terms:

“Adjusted Consolidated Tangible Net Worth — As of any date, consolidated stockholders’ equity of the Company and its Restricted Subsidiaries on such date, determined in accordance with generally accepted accounting principles, less the sum or all goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense, and other similar intangibles properly classified as such in accordance with generally accepted accounting principles, less the amount by which outstanding Restricted Investments on such date exceed 5% of consolidated stockholders’ equity of the Company and its Restricted Subsidiaries.”

“Banks — The institutions that are now or hereafter become party to the Credit Agreement in their capacity as a lender or agent thereunder.”

“Collateral — As defined in the Security Documents.”

“Collateral Agent — Bank of America, N.A. and its successors and assigns.”

“Collateral Release Date — The earlier to occur of (i) the date the Liens against the Collateral are released in accordance with the Intercreditor Agreement and (ii) the date the Liens against the Collateral are released under the Security Documents, whether as provided in the Security Documents, by operation of law or otherwise.”

“Consolidated Income Available for Fixed Charges — For any period, the sum of (i) EBITDA for such period and (ii) Rentals for such period under all leases other than Capitalized Leases.”

“Consolidated Indebtedness — As of any date, Indebtedness of the Company and its Restricted Subsidiaries as of such date determined on a consolidated basis in accordance with generally accepted accounting principles.”

“Consolidated Interest Expense — For any period, the consolidated interest expense of the Company and its Restricted Subsidiaries for such period determined in accordance with generally accepted accounting principles (including imputed interest under Capitalized Leases and all debt discount and expense amortized in such period).”

“Consolidated Net Worth — As of any date, the consolidated shareholders’ equity of the Company and its Restricted Subsidiaries as of such date determined in accordance with generally accepted accounting principles.”

“EBITDA — For any period, the sum of Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, (i) federal, state, local and foreign income, value added and similar taxes, (ii) Consolidated Interest Expense and (iii) depreciation and amortization expense.”

“First Amendment — The First Amendment to Note Agreement dated as of February 28, 2003 between the Company and the institution named in the signature pages thereto.”

“Fixed Charges — For any period, the sum of (i) Rentals for such period under all leases other than Capitalized Leases and (ii) Consolidated Interest Expense for such period.”

“holder — with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 10.2.”

“Intercreditor Agreement — That certain Intercreditor and Collateral Agency Agreement dated February 28, 2003 among the Collateral Agent, the Banks, the holders of the Notes and the holders of the Other Notes, as the same may be amended, modified or restated from time to time.”

“Non-Recourse Debt — Non-recourse Indebtedness secured by Liens granted on real estate, the improvements thereon and related property purchased or held for development and sale, including any completed project until its sale to a customer, not to exceed $35,000,000 in aggregate amount outstanding at any time and in which the Company or its Restricted Subsidiaries do not invest at any time more than 45% of the purchase and development costs of such real estate, improvements and related property. For purposes of this definition, “related property” for a particular real estate project includes: leases, rents, profits and security deposits for the project; books and records for the project; condemnation rights, insurance payments (including deductible amounts) and proceeds related thereto; permits, licenses, certificates of occupancy and other governmental authorizations for the project; franchise, management, service, governmental (including tax incentive) and other agreements related to the project; trademarks and trade names for the project; construction contracts, architect’s and engineer’s agreements, plans, specifications, drawings, surveys, models, sample materials and other items for the construction, fixturing, renovation or improvement of the project; and deposit accounts used exclusively for the project.”

“Other Note Agreements — The Note Agreement dated as of June 1, 1994 among the Company and the institutions named therein and the Note Purchase Agreement dated as of June 20, 2001 among the Company and the institutions named therein.”

“Other Notes — The 8.02% Senior Notes due December 30, 2003 issued by the Company pursuant to the Note Agreement dated as of June 1, 1994 and the 7.87% Senior Notes due December 30, 2016 issued by the Company pursuant to the Note Purchase Agreement dated as of June 20, 2001.”

“Security Documents — The mortgages, deeds of trust, security agreements, financing statements and any other agreements or documents entered into by the Company or any Subsidiary creating Liens securing the Notes and other obligations payable by the Company or any Subsidiary pursuant to this Agreement, as the same may be amended from time to time in accordance with the Intercreditor Agreement.”

5.3.2. The following definitions are amended to read in their entirety as follows:

“Consolidated Total Capitalization — As of any date, the sum of Consolidated Indebtedness and Consolidated Net Worth as of such date.”

“Credit Agreement — That certain Credit Agreement among the Company, certain Lenders (as identified therein) and Bank of America, N.A., as Administrative Lender, dated as of June 20, 2001, as such agreement may be amended, modified, supplemented, replaced or restated from time to time.”

“Material Adverse Effect” — (i) A material adverse effect on the business, properties, assets, results of operations, prospects or condition, financial or otherwise, of the Company and its Restricted Subsidiaries, taken as a whole, (ii) the material impairment of the ability of the Company to perform its obligations under this Agreement, the Notes or any Security Document, (iii) the material impairment of the ability of any Guarantor or group of Guarantors, which individually or collectively are material to the Company and its Restricted Subsidiaries as a whole, to perform its or their obligations under the Subsidiary Guaranty or any Security Document, or (iv) the impairment of the ability of the holders of the Notes to enforce any of such obligations.”

5.3.3. Section 5.1 is amended to delete the definitions of “Adjusted Consolidated Net Worth” and “Funded Debt”.

5.4. Amendment of Section 6.6.

5.4.1. The references in clause (ii)(y) of Section 6.6(c) to “Sections 7.1 through 7.2” and “Sections 7.1 through 7.8” are each amended to read “Sections 7.1 through 7.15.”

5.4.2. Section 6.6(i) is redesignated as Section 6.6(j) and a new Section 6.6(i) is added to read in its entirety as follows:

"(i) Concurrently with their delivery to the Banks, copies of all reports concerning the Collateral and any other reports or information (including compliance reports) related to the Company’s compliance under the Credit Agreement that are provided to the Banks; and"

5.5. Addition of Section 6.12. New Section 6.12 is added to read as follows:

“6.12. Engagement of Financial Advisor. If requested by the holders of the Notes at any time when any other holder of Indebtedness has a similar right and without limiting the Company’s obligations under Section 11.1, the Company covenants and agrees that it shall, and shall cause each of its Subsidiaries to, (i) cooperate in all reasonable respects and (ii) reimburse the holders of the Notes for any reasonable fees, costs or expenses incurred, in connection with a financial advisor engaged by special counsel to such holders on their behalf, including, but not limited to, the Company granting the financial advisor reasonable access to its facilities, files, records and reports and providing reasonable access to its officers and directors until the engagement has been completed, as the scope of such engagement may be amended from time to time in the discretion of the holders of the Notes. If acceptable to the holders of other Indebtedness, including the holders of the Other Notes, the holders of the Notes agree that one financial advisor may be engaged on behalf of all holders of Indebtedness.”

5.6. Addition of Section 6.13. New Section 6.13 shall be added to read as follows:

“6.13. Interest. In consideration of the holders of the Notes entering into the First Amendment, the Company will pay:

(i) additional interest equal to 0.50% of the outstanding principal amount of the Notes per annum (computed on the basis of a 360-day year comprised of twelve 30-day months), payable semi-annually on the interest payment dates set forth in the Notes, commencing on the effective date of the First Amendment and ending at such time as the Banks and the holders of the Notes have equal and ratable priority in any Collateral;

(ii) additional interest equal to 0.75% of the outstanding principal amount of the Notes per annum (computed on the basis of a 360-day year comprised of twelve 30-day months), payable semi-annually on the interest payment dates set forth in the Notes, commencing on the effective date of the First Amendment and ending on the later of (1) such time as the Banks and the holders of the Notes have equal and ratable priority in any Collateral, and (2) such time as the ratio referred to in Section 7.13 has been at least 2.25 times for the period of four fiscal quarters ending on the last day of each of two consecutive fiscal quarters; and

(iii) additional interest equal to 0.25% of the outstanding principal amount of the Notes per annum (computed on the basis of a 360-day year comprised of twelve 30-day months), payable semi-annually on the interest payment dates set forth in the Notes, commencing on the effective date of the First Amendment.

Solely for purposes of the calculation pursuant to clause (ii)(2), the additional interest referred to in clause (i) (to the extent otherwise included) shall be excluded for all periods covered by such calculation. Any Notes issued after the effective date of the First Amendment will be substantially in the form set out in Exhibit A as amended by such First Amendment, which form will reflect the additional interest described in clause (iii) of this Section. For purposes of this Agreement, including Section 8.1(a), the amounts due under this Section 6.13 shall be deemed to be interest on the Notes.”

5.7. Amendment of Section 7.1. Section 7.1 is amended to read in its entirety as follows:

“7.1. Net Worth. The Company will not permit at any time its Adjusted Consolidated Tangible Net Worth to be less than $110,000,000 plus the cumulative sum of 50% of Consolidated Net Income (but only if a positive number) for each fiscal quarter ending after December 31, 2002.”

          5.8. Amendment of Section 7.2. Section 7.2 is amended to read in its entirety as follows:

“7.2. Consolidated Indebtedness. The Company will not permit at any time Consolidated Indebtedness to exceed:

(i)50% of Consolidated Total Capitalization as of the then most recently ended fiscal quarter until the later of (1) such time as the Banks and the holders of the Notes have equal and ratable priority in any Collateral and (2) such time as the ratio referred to in Section 7.13 has been at least 2.25 times for the period of four fiscal quarters ending on the last day of each of two consecutive fiscal quarters; and

(ii)55% of Consolidated Total Capitalization as of the then most recently ended fiscal quarter thereafter.”

          5.9. Amendment of Section 7.3. Section 7.3 is amended to read in its entirety as follows:

“7.3. Indebtedness of Subsidiaries. The Company will not permit at any time Indebtedness of Restricted Subsidiaries (other than (i) Non-Recourse Debt, and (ii) Indebtedness to the Company or another Restricted Subsidiary) to exceed 5% of Adjusted Consolidated Tangible Net Worth.”

          5.10. Amendment of Section 7.4.

5.10.1. Clause (g) of Section 7.4 is amended to read in its entirety as follows:

"(g) Liens not otherwise permitted by paragraphs (a) through (f), (h), (i) and (j) incurred subsequent to the Closing Date to secure Indebtedness; provided that (i) the Indebtedness of the Company and its Restricted Subsidiaries secured by Liens incurred pursuant to this paragraph (g) does not exceed 5% of Adjusted Consolidated Tangible Net Worth and (ii) such Liens are not used to secure Indebtedness outstanding at the time of incurrence of such Lien (or which could then be incurred under the revolving credit portion of the Credit Agreement) or any extension, renewal, replacement, refunding or refinancing of such Indebtedness; and;”

5.10.2. The period at the end of Section 7.4(h) is replaced with “; and” and the following new Section 7.4(i) is added:

"(i) Liens in favor of the Collateral Agent under the Security Documents for the benefit of the holders of the Notes, the Other Notes and the Banks. Notwithstanding anything contained herein to the contrary, the Company will not permit to exist, create, assume or incur, directly or indirectly, any Lien in favor of the Banks other than as contemplated by this paragraph (i); and”

               5.10.3. The following new Section 7.4(j) is added to read as follows:

"(j) Liens granted in connection with Non-Recourse Debt.”

     5.11. Amendment of Section 7.5. Section 7.5 is amended to read in its entirety as follows:

“7.5. Restricted Payments. The Company will not, except as hereinafter provided:

(a) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Company);

(b) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock; or

(c) make any other payment or distribution, directly or indirectly, or through any Subsidiary, in respect of its capital stock;

(all such declarations, payments, purchases, redemptions, retirements and distributions described in clauses (a) through (c) being herein collectively referred to as “Restricted Payments”) if, after giving effect thereto, (i) the aggregate amount of Restricted Payments made after March 31, 2003 to and including the date of the making of the Restricted Payment in question would exceed the sum of (A) $10,000,000, plus (B) 75% of Consolidated Net Income (or less 100% of any deficit) for each fiscal quarter (or portion thereof) of the Company subsequent to March 31, 2003, plus (C) the net cash proceeds received by the Company after March 31, 2003 from the sale of shares of any class of its common or nonredeemable preferred stock and (ii) no Default or Event of Default exists or would exist. Notwithstanding anything contained in this Section 7.5 to the contrary, the Company will not make any Restricted Payments from the date of this First Amendment through and including March 31, 2003.”

               5.12. Amendment of Section 7.6. The semicolon at the end of clause (a)(i) of Section 7.6 is replaced with “; and” and clause (a)(iii) is amended to read in its entirety as follows:

"(iii) Reserved.”

               5.13. Amendment of Section 7.9. Section 7.9 is amended to read in its entirety as follows:

“7.9. Designation of Unrestricted and Restricted Subsidiaries. The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary; provided that,

(a) the Company may not designate a Restricted Subsidiary as an Unrestricted Subsidiary unless: (i) such Restricted Subsidiary does not own, directly or indirectly, any Indebtedness or capital stock of the Company or any other Restricted Subsidiary, (ii) such designation, considered as a sale of assets, is permitted pursuant to Section 7.7(a)(i) and (a)(ii) and Section 7.8, and (iii) immediately before and after such designation there exists no Default or Event of Default; and

(b) each Guarantor must be designated a Restricted Subsidiary.”

               5.14. Addition of Section 7.13. New Section 7.13 is added to read as follows:

“7.13. Fixed Charge Coverage. The Company will not permit the ratio (calculated as of the end of each fiscal quarter) of Consolidated Income Available for Fixed Charges to Fixed Charges for the period of four fiscal quarters ending as of the last day of each fiscal quarter to be less than:

(i)1.0 to 1.0 for the period of four fiscal quarters ending March 31, 2003 and June 30, 2003;

(ii)1.25 to 1.0 for the period of four fiscal quarters ending September 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004;

(iii)1.5 to 1.0 for the period of four fiscal quarters ending September 30, 2004 and December 31, 2004;

(iv)1.75 to 1.0 for the period of four fiscal quarters ending March 31, 2005;

(v)2.0 to 1.0 for the period of four fiscal quarters ending June 30, 2005 and thereafter.”

     5.15. Addition of Section 7.14. New Section 7.14 is added to read as follows:

          “7.14. Letters of Credit. The Company will not permit to be outstanding at any time in excess of $30,000,000 aggregate face amount of letters of credit as to which it or any Restricted Subsidiary has any reimbursement obligation, contingent or otherwise, that obligates it or such Restricted Subsidiary to provide cash collateral for such obligation.”

     5.16. Addition of Section 7.15. New Section 7.15 is added to read as follows:

          “7.15. Most Favored Nation. On the effective date of the First Amendment, any financial covenant (together with any defined terms and schedules related thereto) imposed under the Credit Agreement is incorporated into this Agreement and shall apply as if fully set forth herein.

          If, after the effective date of the First Amendment, the Banks or any other holder of Indebtedness of the Company impose any additional or more restrictive covenant (including by amendment of an existing covenant, by waiver or consent or otherwise) of the type contained in Article 7 of the Credit Agreement (as such Credit Agreement exists on the date of the First Amendment), or the Company grants to any Bank or other holder of Indebtedness any new covenant of the type contained in Article 7 of the Credit Agreement (as such Credit Agreement exists on the date of the First Amendment) more favorable to such Bank or holder than is contained in the Note Agreement, the Company shall promptly notify, and furnish a copy thereof to, each holder of the Notes, and the Note Agreement shall be deemed to be amended automatically to incorporate such additional, more restrictive or more favorable financial covenant (together with any defined terms and schedules related thereto).”

     5.17. Amendment of Section 8.

          5.17.1. Section 8.1(c) is amended to read in its entirety as follows:

          "(c) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness; or;”

5.17.2. Section 8.1(d) is amended to read in its entirety as follows:

"(d) Any default in the observance of any covenant or agreement contained in (i) Sections 7.1 through 7.14, (ii) Section 8.7, or (iii) any covenant incorporated by reference pursuant to Section 7.15 or any term contained in any Security Document and such default continues beyond any period of grace provided therein.”

5.17.3. Section 8.1(f) is amended to read in its entirety as follows:

"(f) Any representation or warranty made by the Company in this Agreement, any Security Document or in any written statement or certificate furnished by the Company in connection with the issuance and sale of the Notes, or furnished by the Company pursuant to this Agreement or any Security Document, proves incorrect in any material respect as of the date of the issuance or making thereof;”

5.17.4. The period at the end of Section 8.1(h) is replaced with a semicolon followed by the word “or” and new Section 8.1(i) is added as follows:

"(i) a default or event of default occurs under any of the Security Documents and such default or event of default continues beyond any period of grace with respect thereto or any of the Security Documents are deemed or are judicially determined not to be valid, binding or enforceable.”

     5.18. Amendment of Section 11.1. Section 11.1 is amended to read in its entirety as follows:

“11.1. Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Subsidiary Guaranty, the Notes or any Security Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Subsidiary Guaranty, the Notes or any Security Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Subsidiary Guaranty, the Notes or any Security Document, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).”

               5.19. Addition of Section 11.11. New Section 11.11 is added to read as follows:

“11.11. Release of Guarantors. You and each subsequent holder of a Note agree to release each Guarantor from the Subsidiary Guaranty (i) if such Guarantor ceases to be such as a result of a Disposition permitted by Sections 7.6 or 7.7 or (ii) at such time as the banks party to the Credit Agreement release such Subsidiary Guarantor from any Guaranty of Indebtedness under the Credit Agreement; provided, however, that such Guarantor shall not be released from the Subsidiary Guaranty under the circumstances contemplated by clause (ii), if (A) a Default or Event of Default has occurred and is continuing, (B) such Guarantor is to become a borrower under the Credit Agreement, (C) such release is part of a plan of financing that contemplates such Guarantor guaranteeing any other Indebtedness of the Company or (D) the banks party to the Credit Agreement have received, directly or indirectly, any fee or other consideration, including a material modification to any financial or other covenants in the Credit Agreement, as inducement for the release of such Guarantor. The release of any Guarantor from the Subsidiary Guaranty is conditioned upon your prior receipt of a certificate from a senior financial officer of the Company stating that none of the circumstances described in clauses (A), (B), (C) and (D) above exist.”

               5.20. Amendment of Exhibit A. Exhibit A to the Note Agreement is amended in the form attached as Exhibit A to this First Amendment.

SECTION 6. REAFFIRMATION; REPRESENTATIONS AND WARRANTIES

                6.1. Reaffirmation of Note Agreement. The Company reaffirms its agreement to comply with each of the covenants, agreements and other provisions of the Note Agreement and the Notes, including the additions and amendments of such provisions effected by this First Amendment.

               6.2. Note Agreement. The Company represents and warrants that, subject to the effectiveness of this First Amendment, the representations and warranties contained in the Note Agreement are true and correct as of the date hereof, except for such changes, facts, transactions and occurrences that have arisen since March 20, 1998 in the ordinary course of business or as contemplated by this First Amendment and such other matters as have been previously disclosed in writing by the Company to the Holder, and except that any representation made in the Note Agreement that specifies a certain date is only affirmed to be true and correct as of such date.

     6.3. No Default or Event of Default. The Company represents and warrants that, after giving effect to the transactions contemplated hereby, there will exist no Default or Event of Default.

     6.4. Authorization. The Company represents and warrants that:

               6.4.1. Company. The execution, delivery and performance by the Company of this First Amendment and each Security Document to which it is a party have been duly authorized by all necessary corporate or other action and, except as provided herein, do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Note Agreement, this First Amendment and such Security Documents each constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               6.4.2. Subsidiaries. The execution, delivery and performance by each Subsidiary of each Security Document to which it is a party have been duly authorized by all necessary corporate or other action and, except as provided herein, do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. Such Security Documents each constitute the legal, valid and binding obligations of such Subsidiary, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          6.5. Compliance with Laws, Other Instruments, etc. The Company represents and warrants that:

               6.5.1. Company. The execution, delivery and performance by the Company of this First Amendment and each Security Document to which it is a party will not, except as contemplated herein, (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument by which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

                6.5.2. Subsidiaries. The execution, delivery and performance by each Subsidiary of each Security Document to which it is a party will not, except as contemplated herein, (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Subsidiary under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument by which such Subsidiary is bound or by which any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Subsidiary.

SECTION 7. EFFECTIVE DATE

     This First Amendment shall become effective as of the date set forth above upon satisfaction of the following conditions:

     7.1. Consent of Holder to First Amendment. The Holder shall have executed a counterpart of this First Amendment.

     7.2. Amendment of Other Note Agreements. The holders of the Other Notes shall have entered into the 1994 Amendment and the 2001 Amendment, as appropriate.

     7.3. Intercreditor Agreement. The Holder shall have entered into the Intercreditor Agreement on terms satisfactory to it with the Banks, the holders of the Other Notes, and the Collateral Agent.

     7.4. Security Interest. The Holder shall have received executed Security Documents satisfactory to it that create perfected Liens on the Collateral as provided therein and evidence of the perfection of such Liens.

     7.5. Amendment to Credit Agreement. The Holder shall have received a copy of an executed Third Amendment to the Credit Agreement.

     7.6. Amendment Fee. The Holder shall have received payment of an amendment fee equal to 0.50% of the principal amount of the outstanding Notes.

     7.7. Opinion of Company Counsel. The Holder shall have received an opinion of counsel for the Company, in form and substance satisfactory to the Holder and its special counsel, to the effect set forth in Sections 2.4 and 2.5.

     7.8. Expenses. The Company shall have paid the fees and expenses of special counsel to the Holder.

SECTION 8. MISCELLANEOUS

     8.1. Ratification. Except to the extent amended, modified, deleted or added to hereby, the terms and provisions of the Note Agreement, including the representations and warranties contained therein, shall remain in full force and effect and are ratified, confirmed, remade and approved in all respects as of the date hereof.

     8.2. Reference to and Effect on the Note Agreement. Upon the final effectiveness of this First Amendment, each reference in the Note Agreement and in other documents describing or referencing the Note Agreement to the “Agreement,” “Note Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

     8.3. Actions in Respect of Future Collateral. The Company agrees to provide such information, take such action, execute such Security Documents and make such other filings as may be necessary to grant the Collateral Agent a Lien on any property now or hereafter constituting Collateral for the equal and ratable benefit of the holders of the Notes, the holders of the Other Notes and the Banks.

     8.4. Binding Effect. This First Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

     8.5. Governing Law. This First Amendment shall be governed by and construed in accordance with Illinois law.

     8.6. Counterparts. This First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but altogether only one instrument.

     8.7. Exchange of Notes. It shall not be necessary for the Holder to surrender its Note in exchange for a new Note. However, upon any surrender for exchange or transfer, Notes issued in exchange or in connection with a transfer shall be in the form of the attached Exhibit A.

     8.8. Notices to the Company. Pursuant to Section 11.2 of the Note Agreement, the Company hereby designates the following address for the receipt of all notices and communications provided in connection with the Note Agreement:

Butler Manufacturing Company 1540 Genessee Kansas City, MO 64102 Attn: Chief Financial Officer Telephone: (816) 968-3216 Facsimile: (816) 968-6504 Electronic: lcmiller@butlermfg.com

With a copy to:

Butler Manufacturing Company 1540 Genessee Kansas City, MO 64102 Attn: General Counsel Telephone: (816) 968-3214 Facsimile: (816) 968-3211 Electronic: jwhuey@butlermfg.com

     If you are in agreement with the foregoing, please sign the accompanying counterpart of this First Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company upon satisfaction of the conditions set forth in Section 3 of this First Amendment.

BUTLER MANUFACTURING COMPANY

By: /s/ Larry C. Miller Name: Larry C. Miller Title: Vice President - Finance

Acknowledged and agreed to
by each Guarantor:

BMC REAL ESTATE, INC.
BUCON, INC.
BUTLER HOLDINGS, INC.
BUTLER REAL ESTATE, INC.
LESTER BUILDINGS, INC.
BUTLER PACIFIC, INC.
MODULINE WINDOWS, INC.
LIBERTY BUILDING SYSTEMS, INC.

     By: /s/ Larry C. Miller
            Larry C. Miller
             Vice President — Finance

S-1

The foregoing is hereby agreed to as of the date thereof.

METROPOLITAN LIFE INSURANCE COMPANY

By: /s/ Timothy L. Powell Name: Timothy L. Powell Title:Director

S-2

EXHIBIT A

[FORM OF NOTE]

BUTLER MANUFACTURING COMPANY

6.82% SENIOR NOTE

Due March 20, 2013

     THIS NOTE MAY BE SUBJECT TO A HOME OFFICE PAYMENT AGREEMENT AND ACCORDINGLY ANY PROSPECTIVE PURCHASER SHOULD FIRST VERIFY THE UNPAID PRINCIPAL AMOUNT WITH THE COMPANY.

Registered Note No. R-	[Date]
$	PPN: [ ]

     BUTLER MANUFACTURING COMPANY, a Delaware corporation (the “Company”), for value received, promises to pay to                    or registered assigns, on March 20, 2013, the principal amount of                    Million Dollars ($                    )and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 6.82% per annum from the date hereof until maturity, payable on March 20 and September 20 in each year, commencing September 20, 1998, and at maturity, and to pay interest on overdue principal, Make-Whole Amount and (to the extent legally enforceable) on any overdue installment of interest at a rate equal to the greater of (i) 8.82% per annum or (ii) 2% over the rate of interest publicly announced by Nations Bank of Texas, N.A., as its “base” or “prime” rate. Payments of the principal of, the Make-Whole Amount, if any, and interest on this Note shall be made in lawful money of the United States of America in the manner and at the place provided in Section 2.5 of the Note Agreement as hereinafter defined.

     This Note is issued under and pursuant to the terms and provisions of the Note Agreement, dated as of March 1, 1998, entered into by the Company with the Purchaser named in Schedule I thereto (the “Note Agreement”), and this Note and any holder hereof are entitled to all of the benefits provided for by such Note Agreement or referred to therein. Reference is made to the Note Agreement for a statement of such benefits. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Note Agreement.

     As provided in the Note Agreement, upon surrender of this Note for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder hereof or its attorney duly authorized in writing, a new Note for a like unpaid principal amount will be issued to, and registered in the name of, the transferee upon the payment of the taxes or other governmental charges, if any, that may be imposed in connection therewith. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     This Note may be declared due prior to its expressed maturity date, voluntary prepayments may be made hereon and certain prepayments are required to be made, all in the events, on the terms and in the manner as provided in the Note Agreement. Such prepayments include required prepayments on March 20 in each year, commencing March 20, 2004 through March 20, 2012, inclusive, and certain optional prepayments with a Make-Whole Amount.

     Should the indebtedness represented by this Note or any part thereof be collected in any proceeding provided for in the Note Agreement or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, Make-Whole Amount, if any, and interest due and payable hereon, all costs of collecting this Note, including reasonable attorneys’ fees and expenses.

     Payment of the principal of, and interest and Make-Whole Amount, if any, on this Note, and all other amounts due under the Note Agreement, is guaranteed pursuant to the terms of a Subsidiary Guaranty dated as of March 1, 1998 of certain Subsidiaries of the Company.*

     This Note and the Note Agreement are governed by and construed in accordance with the laws of the State of Illinois.

BUTLER MANUFACTURING COMPANY

*	This paragraph must be removed at such time as there are no Subsidiary Guarantors.

By: Its:

2

SCHEDULE I

Information as to Holder of Notes

			Percentage of
			Total
	Principal	Total Principal	Principal
Note Holder	Amount of Note	Amount	Outstanding

Metropolitan Life
Insurance Company	$35,000,000	$35,000,000	100.00%
TOTAL	$35,000,000	$35,000,000	100.00%